CONSENT OF INDEPENDENT ACCOUNTANTS


The Shareholders and Board of Trustees
The Rockland Funds Trust:

We consent to the use of our report incorporated by reference and the reference to our firm under the headings "Financial Statements" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

                             /s/ KPMG LLP

Milwaukee, Wisconsin
January 25, 1999